KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 Consent of Independent Registered Public Accounting Firm The Board of Directors and Shareholders of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of each Investment Division within Jackson National Separate Account I dated March 30, 2020, included herein, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. Chicago, Illinois October 27, 2020 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Subsidiaries: We consent to the use of our report on the consolidated financial statements of Jackson National Life Insurance Company and Subsidiaries, dated March 5, 2020, included herein, as part of the Post-Effective Amendment to the Form N-4 Registration Statement. Dallas, Texas October 27, 2020 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.